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                                                                      ADT LOGO

FOR IMMEDIATE RELEASE



                                                                 Press Release


ADT Limited ("ADT")

ADT ANNOUNCES DATE FOR SPECIAL GENERAL MEETING AND
STATES PRELIMINARY VIEW THAT WESTERN OFFER IS
INADEQUATE

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Hamilton, Bermuda, January 8, 1997 -- ADT Limited (NYSE: ADT) announced today that its Board of Directors has convened a special general meeting of the Company's shareholders for July 8, 1997 and that a notice of the special general meeting has been sent to the Company's shareholders. In a letter to shareholders accompanying the notice of the special general meeting, the Company stated that the preliminary view of its Board of Directors, based on the limited information presently available, is that Western Resources, Inc.'s proposed exchange offer is inadequate.

The Company expects its net income in respect of the fourth quarter of 1996 to be reduced by approximately $60 million, after allowing for the gain on the sale of an asset. This reduction is due to a non-recurring charge relating to the integration of the security businesses acquired recently as part of Automated Security (Holdings) ("ASH") in addition to costs associated with planned technological infrastructure enhancements. The integration of the ASH businesses into ADT should bring about significant future cost savings and the planned infrastructure enhancements will facilitate a further consolidation of ADT's monitoring center network which will provide for future anticipated growth opportunities while lowering costs and increasing monitoring capacity and operating efficiency. It is expected that, together, these two items will result in a total non-recurring charge in the order of $110 million, net of income taxes, which will be partly offset by a gain of approximately $50 million, being the cash proceeds arising on the sale of the Company's remaining interest in Limelight plc, which was recorded in the balance sheet at nil value.

ADT is the largest provider of electronic security services in North America and the United Kingdom, providing continuous monitoring of commercial and residential security systems to over 1.7 million customers.

ADT is also the second largest provider of vehicle auction services in the United States, operating a network of 27 vehicle auction centers providing a comprehensive range of vehicle remarketing services to vehicle dealers and owners and operators of vehicle fleets.

CERTAIN ADDITIONAL INFORMATION: ADT Limited (the "Company") will be soliciting proxies against the proposals of Western Resources, Inc. (together with its subsidiaries "Western") and revocations of proxies previously given to Western for such proposals. The following individuals may be deemed to be participants in the solicitation of proxies and revocations of proxies by the Company: ADT Limited, Michael A. Ashcroft, John E. Danneberg, Alan B. Henderson, James S. Pasman, Jr., Stephen J. Ruzika, W. Peter Slusser, William W. Stinson, Raymond S. Troubh and
Angela E. Entwistle. As of January 8, 1997, Mr. Ashcroft is the beneficial owner of 11,075,718 of the Company's common shares, Mr. Danneberg is the beneficial owner of 102 of the Company's common shares, Mr. Henderson is the beneficial owner of 621 of the Company's common shares, Mr. Pasman is the beneficial owner of 2,000 of the Company's common shares, Mr. Ruzika is the beneficial owner of 1,157,405 of the Company's common shares, Mr. Slusser is the beneficial owner of 2,800 of the Company's common shares, Mr. Stinson is the beneficial owner of 3,010 of the Company's common shares, Mr. Troubh is the beneficial owner of 2,500 of the Company's common shares and Ms. Entwistle is the beneficial owner of none of the Company's common shares.


CONTACT:

ADT
561 997 8406


NOTE:

This and other ADT press releases are available through Company News On-Call by fax; call 800-758-5804, extension 112511, or at http://www.prnewswire.com/

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